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                                                                       Exhibit 5




                                                                   June 10, 1996




Kansas City Power & Light Company
1201 Walnut
Kansas City, Missouri  64106-2124

Ladies & Gentleman:

     I have acted as counsel to Kansas City Power & Light Company ("KCPL"), a Missouri corporation, in connection with the transactions contemplated by the Agreement and Plan of Merger by and among KCPL, KC Merger Sub, Inc. ("Sub"), UtiliCorp United Inc. ("UCU"), and KC United Corp., dated as of January 19, 1996, as amended and restated as of May 20, 1996 (the "Merger Agreement").

     This opinion is being furnished in accordance with the requirements of
Item 601 (b) (5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the Merger Agreement, (I) Sub will be merged with and into UCU, with UCU as the surviving corporation (the "UCU Merger"); (ii) each issued and outstanding share of common stock, $ 1.00 per value per share of

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UCU, will be converted into and become 1.0 fully paid and nonassessable share of common stock, no par value, of KCPL (the "KCPL Common Stock"); and (iii) as soon as practicable thereafter, UCU shall be merged with and into KCPL, with KCPL as the surviving corporation.

     In connection with the transactions contemplated by the Merger Agreement, KCPL has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of the shares of KCPL Common Stock to be issued in the UCU Merger.

     In connection with this opinion, I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Registration Statement; (ii) the Restated Articles of Consolidation of KCPL; (iii) the Merger Agreement; (iv) the resolutions of the Board of Directors of KCPL relating to the UCU Merger and related transitions; and (v) the applications to various governing bodies for approval of the Merger Agreement and transactions contemplated thereby. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such other documents as I have deemed necessary of appropriate as a basic for the opinion set forth herein.

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     Based upon and subject to the foregoing, I am of the opinion that the shares of KCPL Common Stock, when issued upon the consummation of the UCU Merger in accordance with the terms of the Merger Agreement and as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                             Very truly yours,

                                             /s/ JEANIE SELL LATZ

                                             Jeanie Sell Latz